Exhibit 99.1

Imprivata Acquires HT Systems to Expand its Authentication and Access Management Platform to Patients

Biometric Patient Identification System Improves Patient Engagement and Safety, Reduces Enrollment Time,

Eliminates Duplicate Medical Records, and Prevents Identity Theft and Insurance Fraud

Lexington, Mass.—April 30, 2015—Imprivata®, (NYSE: IMPR), the healthcare IT security company, today announced it has acquired HT Systems, the market leading provider of palm-vein based biometric patient identification systems, to enter into the emerging patient identification market, which Imprivata estimates to be approximately $2.0 billion globally. The acquisition of HT Systems and its PatientSecure® biometric patient identification technology supports Imprivata’s long-term vision to be the leading provider of healthcare IT security solutions that increase provider productivity, enable patient engagement, and improve patient safety.

“The acquisition of HT Systems represents our first strategic investment in expanding our market to patients. Patient engagement is going to become a critical part in the providing of care across the healthcare continuum,” said Omar Hussain, president and CEO of Imprivata. “Without systems for secure patient identification and access, meaningful patient engagement across the care continuum will be nearly impossible. We are very excited that with HT Systems, we are acquiring a leading biometric patient identification product that we can leverage through our global distribution channel and partner ecosystem to expand rapidly and meet our customers’ needs.”

Based in Tampa, Fla., HT Systems serves hospital systems and large medical groups across the U.S. The PatientSecure biometric patient identification system has identified more than 22 million patients across 65 healthcare systems comprising more than 350 hospitals and thousands of clinics. PatientSecure provides positive patient identification by distinguishing the vein pattern in a patient’s hand and retrieving the correct medical record in the healthcare provider’s electronic health record system at patient check-in. This improves patient safety and satisfaction, eliminates duplicate medical records and overlays, and guards against identity theft and insurance fraud.

“The PatientSecure solution has helped many hospitals address critical issues with patient identification and millions of patients safely register for care,” said David Wiener, CEO of HT Systems. “By joining Imprivata, we have a tremendous opportunity to rapidly expand the development and adoption of the PatientSecure solution. Imprivata and HT Systems share the same vision of helping healthcare providers focus on better patient care of their patients through our innovative technologies. We will accelerate achieving our shared goal through this acquisition.”

Under the terms of the transaction, Imprivata paid approximately $19.1 million in cash at closing. Additionally, Imprivata will pay up to $1.9 million in retention-based payments two years from closing plus up to $5.0 million based on achieving certain sales targets over the two-year period following the transaction.

Imprivata management will provide additional details of its acquisition of HT Systems on its first quarter 2015 earnings call, scheduled for Monday, May 4 at 5:00 p.m. Eastern Time. The call can be accessed by dialing 888-359-3627 or 719-325-2432 for international callers, and referencing conference ID number 8355662. Further information regarding the material terms and conditions contained in the definitive agreement will be included in Imprivata’s current report on Form 8-K, which will be filed with the SEC in connection with the transaction.

About Imprivata

Imprivata (NYSE: IMPR), the healthcare IT security company, is a leading provider of authentication and access management solutions for the healthcare industry. Imprivata’s single sign-on, authentication management and secure communications solutions enable fast, secure and more efficient access to healthcare information technology systems to address multiple security challenges and improve provider productivity for better focus on patient care. For more information, please visit www.imprivata.com.

About HT Systems

HT Systems is a healthcare technology leader, providing the latest innovation in patient identity management. PatientSecure®, the nation’s most adopted Biometric Patient Identification Management System, links the biometric information of the patient to their medical record in any HIS registration, EMPI or EMR/EHR system. HT Systems is a strategic partner of McKesson and Cerner, providing an integrated functionality to their HIS platforms as their preferred biometric identification vendor. PatientSecure is currently adopted by over 350 hospitals and thousands of affiliated clinics and physician practices across the country. With over 50 years of combined healthcare and healthcare technology experience, HT Systems partners with healthcare providers to develop quality solutions specific to the client’s environment.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding Imprivata’s future financial performance, the acquisition and the integration of HT Systems and its future performance as part of Imprivata, market size and growth of the HT Systems product offering, the demand for Imprivata’s solutions, and general business conditions. Any forward-looking statements contained in this press release are based upon Imprivata’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Imprivata’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Imprivata disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to attract new customers; the extent to which customers renew their contracts for our solution; the successful integration of the HT Systems acquisition and any future acquisitions we may complete; the seasonality of our business; our ability to manage our growth; the variance of our business from quarter to quarter; the continued growth of the market for on-demand software; the timing and success of solutions offered by our competitors; market acceptance of new offerings or solutions, including the HT Systems offering; unpredictable macro-economic conditions; the loss of any of our key employees; the length of the sales and implementation cycles for our solutions; increased demands on our infrastructure and costs associated with operating as a public company; failure to protect our intellectual property; changes in current tax or accounting rules; and other risks and uncertainties. Further information on potential factors that could affect actual results is included in Imprivata’s reports filed with the SEC.

Media Contacts

John Hallock

617-615-7712

jhallock@imprivata.com

Dan Borgasano

415-308-2475

dborgasano@imprivata.com

Investor Contact:

Bob East / Asher Dewhurst

Westwicke Partners

443-213-0503

bob.east@westwicke.com

imprivata@westwicke.com